Exhibit 99.1 – News Release

4600 E. 53rd St.
Davenport, IA 52807
www.lee.net

Lee Enterprises completes acquisition of Berkshire Hathaway newspaper operations

Expands Lee’s portfolio to 77 total publications in 77 communities across the U.S.

Berkshire Hathaway is now Lee’s sole lender through financing transaction

DAVENPORT, Iowa – March 16, 2020 – Lee Enterprises, Incorporated (NYSE: LEE), a trusted local news provider and leading platform for advertising in 77 markets, announced today it has completed its acquisition of BH Media Group’s (“BHMG”) publications and The Buffalo News.

The acquisition nearly doubled Lee’s audience size and added 30 daily newspapers, more than 49 paid weekly publications with digital sites, and 32 other print products from BHMG, as well as The Buffalo News, to Lee’s portfolio of high-quality local publications. Lee’s portfolio is now comprised of 77 publications in 77 communities. Additionally, after the elimination of the management agreement and adding operating expenses from the lease agreement, the transaction is expected to drive an 87% increase in revenue, a 40% increase in adjusted EBITDA, and immediately reduce Lee’s leverage to 3.5x, even before $20-25 million in anticipated annual revenue and cost synergies.

As previously announced, and in connection with the transaction, Berkshire Hathaway provided approximately $576 million in long-term financing to Lee at a 9% annual rate. The proceeds from the financing were used to pay for the acquisition and refinance Lee’s existing debt, and also allowed Lee to terminate its revolving credit facility. Berkshire Hathaway is now Lee’s sole lender.

Mary Junck, Chairman, said, “We are pleased to complete this compelling and transformative transaction, which enhances Lee’s position strategically, operationally and financially. This transaction reinforces our conviction in the value and power of local news, adding 31 publications with deep roots in their communities, enabling Lee to serve even more readers and advertisers. Further, this transaction allowed Lee to address our long-term debt on attractive terms while deepening our relationship with Berkshire Hathaway – now our sole lender – to enable more flexibility as we continue to invest in our business with a digital-first mindset. We join our shareholders, publishers, employees and audiences in their excitement about this transaction and the opportunities that lie ahead for Lee.”

Kevin Mowbray, President and Chief Executive Officer, said, “Lee today leads the industry in digital revenue growth and operating performance, and this transaction unlocks new opportunities to grow our top line and further accelerate our digital transformation. After over 18 months of managing the BH Media Group publications, Lee looks forward to leveraging our deep knowledge of this portfolio to drive further efficiencies across our expanded and integrated operation. This transition, which is already underway, is underpinned by shared values and an alignment around our mission to deliver high-quality local news. We are confident that we have the right strategy and operational expertise to realize the full benefits of this transaction for our readers, advertisers, shareholders and communities we serve.”

Tim Millage, Vice President, Chief Financial Officer and Treasurer, said, “With a stronger growth profile through the addition of BH Media Group and a more flexible balance sheet, Lee will be able to de-lever more quickly, with the goal of reaching our target leverage of less than 2.0x in 2024. Lee will continue to prioritize deleveraging longer-term, including strategically monetizing noncore assets.”

About Lee Enterprises
Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and, following its recent acquisition of BH Media Group, nearly 350 weekly and specialty publications serving 77 markets in 26 states. Lee's newspapers have average daily circulation of more than 1.2 million, and reach more than 44 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Notes
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation and amortization, assets loss (gain) on sales, impairments and other, and restructuring costs and other.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	Our ability to manage declining print revenue;
•	That the warrants issued in our 2014 refinancing will not be exercised;
•	Change in advertising and subscription demand;
•	Changes in technology that impact our ability to deliver digital advertising;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Significant cyber security breaches or failure of our information technology systems;
•	Legislative and regulatory rulings;
•	Adverse impacts to elements of our business resulting from public health issues, including the outbreak of COVID-19;
•	Our ability to achieve planned expense reductions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on the NYSE;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Additional risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the risks identified by Lee in its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. All forward-looking statements speak only as of the date on which they are made. Except to the extent required by law, Lee expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.
Investor Contact IR@lee.net (563) 383-2100	Media Contact Charles Arms Charles.Arms@lee.net (563) 383-2129